Exhibit 99.1

Date:	August 4, 2005
For Release:	Upon Receipt
Contact(s):	Media	Investors
	Joshua King	Kim Johnson
	860/547-2293	860/547-6781
	joshua.king@thehartford.com	kimberly.johnson@thehartford.com

Greg Schroeter
860/547-9140
gregory.schroeter@thehartford.com
The Hartford Reports 39 Percent Jump in Second Quarter 2005 Net Income
Company earns net income of $602 million or $1.98 per diluted share; posts record assets under management of more than $300 billion
HARTFORD, Conn. – The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation’s largest financial services and insurance companies, reported a 39-percent increase in net income from a year ago. Net income was $602 million, or $1.98 per diluted share, in the second quarter of 2005. In the second quarter of 2004, net income was $433 million, or $1.46 per diluted share. The Hartford’s operating income in the second quarter of 2005 rose 52 percent from a year ago to $613 million, or $2.02 per diluted share.

Summary (in millions except per share data)	2Q ’04	2Q ’05	Change
Net income	$433	$602	39%
Net income per diluted share	1.46	1.98	36%
Operating income[1]	403	613	52%
Operating income per diluted share[1]	1.35	2.02	50%
Assets under management	268,526	302,625	13%
Book value per share (ex. AOCI)[1]	40.26	47.44	18%

[1]	Operating income, operating income per diluted share and book value per share (excluding accumulated other comprehensive income) are not calculated based on generally accepted accounting principles (“non-GAAP”). Information regarding non-GAAP financial measures used in this release is provided in the Discussion of Non-GAAP and Other Financial Measures section below.
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The Hartford – Second Quarter 2005 Earnings / 2
“The Hartford navigated through a challenging marketplace to finish the quarter with outstanding results for shareholders,” said Ramani Ayer, chairman and CEO of The Hartford. “The themes guiding us to success this quarter echo the themes long at the forefront for The Hartford: customer focus, financial discipline and expanded distribution.
“The Hartford’s strong earnings demonstrate the benefits of having diversified businesses spanning the insurance and investment marketplaces,” said Ayer. “We delivered an exceptional return on equity of more than 17 percent for the twelve-month period ended June 30, 2005, and our book value per diluted share hit an all-time high of $47.44. Our total assets under management also reached a record at $303 billion.”
REVIEW OF BUSINESS UNIT RESULTS
Property-Casualty Operations
Operating income for The Hartford’s property-casualty operations in the second quarter of 2005 rose 96 percent to $369 million from the second quarter of 2004, led by another quarter of excellent underwriting results, lower catastrophe losses and higher investment income. Written premium increased 7 percent to $2.7 billion.
“As competition intensified during the quarter, we saw softer pricing in most lines of business,” said Ayer. “Disciplined execution is the key to achieving profitable growth in today’s market. Our ability to target profitable industry sectors, retain our best customers and develop and enhance products that anticipate consumer needs is at the core of what we do. During the quarter, we also expanded business in select geographic markets and in independent agencies where we have capacity to grow,” added Ayer. “We’ve also added more sales representatives and opened new branch offices to service our agents.”
The combined ratio for property-casualty ongoing operations was 87.0 percent. This record underwriting result was driven by higher earned premiums, continued favorable loss cost trends and catastrophe losses of 1.7 points. Expenses for the quarter included an estimated $15 million (pre-tax) assessment owed to Citizens Property Insurance Corporation of Florida as a result of the series of hurricanes that hit that state in 2004. In addition, the company recorded favorable, prior year development of 2.9 points in ongoing operations.
Reserve Reviews
During the quarter, prior year development in ongoing operations included a pre-tax reserve release of $95 million in personal lines. The reserve release primarily reflects allocated loss adjustment expenses related to auto liability claims. The company also recorded $28 million of adverse development in the specialty commercial insurance segment.
Also during the quarter, The Hartford completed three comprehensive studies on business reported in the “other operations” segment. First, the annual, ground-up asbestos review resulted in no addition to the company’s asbestos reserves. Second, the company also completed a review
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The Hartford – Second Quarter 2005 Earnings / 3
of reserves related to HartRe’s assumed reinsurance business, which is in runoff. This study resulted in a reserve increase of $73 million, primarily for U.S. casualty assumed reinsurance written during the 1997-2001 period. Third, the company increased the allowance for potentially uncollectible reinsurance by $20 million, primarily due to ratings downgrades among some of the company’s reinsurers.
Business Insurance
Business insurance reported good growth and excellent underwriting results in the second quarter of 2005 even as the competitive environment became incrementally more challenging. Written premium grew 10 percent to $1.2 billion in the second quarter of 2005 compared to the same period in 2004.
In small commercial insurance, written premium was up 11 percent to $642 million. The company successfully capitalized on a 14 percent year-over-year increase in its small commercial field sales force, and enjoyed a healthy rise in business submissions through The Hartford’s online quoting technology.
In middle market insurance, written premium was up 9 percent to $605 million. The Hartford’s focus on a selective mix of business in targeted industries and local markets continued to yield good results. In addition, the company’s introduction of innovative marine import-export coverages during the quarter will give its independent agents more products to cross-sell with its property packages.
In other news during the quarter, The Hartford was pleased to be selected by the National Association of Wholesaler-Distributors (NAW) to be the association’s endorsed provider of commercial property-casualty insurance. NAW, which represents more than 40,000 wholesale-distribution companies across the country, is expected to generate both small commercial and middle market business opportunities in the second half of the year.
The combined ratio for business insurance in the second quarter of 2005 improved 2.6 points over last year’s quarter to 88.2 percent, reflecting earned premium growth of 13 percent, favorable prior year development and a modestly lower expense ratio. Catastrophe losses were 0.6 points during the current quarter.
Personal Lines Insurance
Supported by a growing in-force book of business and solid premium retention, personal lines insurance premium written through independent agents increased 10 percent over the second quarter of 2004. Premium written through the AARP program rose 5 percent. Overall, written premium rose approximately 3 percent for the personal lines segment during the current quarter to $975 million, as the growth in AARP and standard agency premium was partially offset by a decline in premium from the company’s non-standard auto product.
During the quarter, the company continued to pursue strategies to increase the number of independent agents actively writing auto and homeowners insurance with the company. The
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The Hartford – Second Quarter 2005 Earnings / 4
Hartford also increased its number of sales representatives servicing agents by 11 percent over the last year. The company’s underwriting results for the segment were very strong. The combined ratio of 79.4 percent benefited from 10.3 points of favorable prior year development. Catastrophe losses in personal lines were 2.4 points.
Specialty Commercial Insurance
The Hartford’s specialty commercial insurance operations posted written premium growth of 6 percent to $500 million in the quarter on gains in the specialty casualty, bond and professional liability lines. Written premium was down 39 percent to $75 million in specialty property, reflecting disciplined underwriting and the sale of the company’s crop insurance business in late 2004. The company continues to manage its mix of business in specialty commercial to pursue profitable opportunities while reducing exposure in areas subject to pricing pressure.
Specialty commercial’s combined ratio of 98.8 percent in the current quarter included catastrophe losses of 3.3 points and prior year development of 5.8 points.
Life Operations
The Hartford’s life operating income in the current quarter was up 13 percent to $287 million from $253 million a year ago. Included in operating income was an after-tax expense of $24 million, which is the estimated termination value of a provision of an agreement with one mutual fund distributor.
“During a quarter in which competition heated up, we are proud to have recorded strong earnings, particularly in individual annuities and group benefits,” said Ayer. “Over time, we have worked hard to diversify and expand our life operations. This quarter we definitely benefited from the breadth of our product offerings,” he said. “While our U.S. variable annuity sales dipped during the quarter, our variable annuity business in Japan produced excellent growth over the prior year. Additionally, we were pleased to see 401(k) and variable life insurance generating strong gains.”
Assets under management for the life operations were more than $258 billion as of June 30, 2005, an increase of 13 percent from a year ago.
Retail Products Group
Assets under management in retail products grew 9 percent in the past year, exceeding $145 billion at quarter end. The growing asset base helped to drive operating income for the quarter.
Retail variable annuity sales in the quarter were $2.9 billion and net outflows were $59 million. Fixed annuities also experienced net outflows in the current, low-interest rate environment. In May, The Hartford launched its new multi-manager variable annuity, known as Director M. Director M has been favorably received by distributors and the company anticipates a ramp-up in sales for this product in the latter half of the year.
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The Hartford – Second Quarter 2005 Earnings / 5
The company’s 401(k) business produced excellent sales/deposits of $663 million, up 20 percent over the prior-year quarter, particularly in the bank and wirehouse distribution channels. The Hartford’s Aviator product, for 401(k) plans with over $3 million in assets, was launched last year and continues to drive sales growth.
The Hartford’s retail mutual fund sales of $1.3 billion were down 6 percent from the second quarter of 2004. Assets under management in retail mutual funds reached $26 billion, up 14 percent over a year ago. The Hartford’s popular Allocation Funds, introduced just one year ago for investors seeking diversification in their portfolios, now represent 13 percent of mutual fund sales. Earlier this year, approximately 90 of The Hartford’s PLANCO wholesalers were realigned to focus their efforts on mutual fund sales. As those wholesalers become established in their markets, the company anticipates future sales growth.
Operating income for the retail products group was up 7 percent to $135 million, including the previously mentioned after-tax expense of $24 million, which is the estimated termination value of a provision of an agreement with one mutual fund distributor.
Institutional Solutions Group
Total sales/deposits for the institutional solutions group were up 11 percent from last year’s second quarter to $1.5 billion, supported by sales growth of 24 percent in private placement life insurance. The company also attracted significant interest from institutional clients for mutual funds, with $307 million in sales during the quarter. Assets under management were $53 billion in the current quarter, up 10 percent from last year.
Operating income increased 14 percent to $32 million compared to the second quarter of 2004, primarily due to asset growth.
Individual Life
The Hartford’s individual life segment reported strong sales growth across all product lines. During the second quarter, sales increased 21 percent to $57 million, resulting in the strongest second quarter sales result ever for Individual Life. Continuing the strategy to create a more diversified distribution base and product portfolio, the company’s flagship variable life insurance products led the sales numbers and represented 51 percent of total sales. Sales in the bank distribution channel increased over the second quarter of 2004 by 49 percent.
Operating income rose 5 percent in the current quarter to $39 million on a growing in-force block of business.
Group Benefits
Group benefits reported strong operating income of $64 million in the current quarter, an increase of 33 percent compared to the second quarter of 2004. Earnings were driven in large
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The Hartford – Second Quarter 2005 Earnings / 6
part by favorable claim experience and continued financial and risk management discipline. The loss ratio for the quarter was 73.4 percent.
Group disability sales were up 20 percent and group life sales declined 21 percent during the quarter. In total, fully insured sales for the quarter increased 6 percent to $110 million. Total premiums increased 5 percent during the quarter to $940 million, supported by group disability premium growth of 12 percent.
During the quarter, the company also introduced a new online employee enrollment system servicing the voluntary market. The second half of the year will bring other technology enhancements allowing consumers to directly manage their life and disability coverage online with The Hartford.
Japan
Sales for The Hartford’s Japan operations in the second quarter were up 67 percent from the prior year to 291 billion yen or $2.7 billion. Variable annuities accounted for 267 billion yen or $2.5 billion of total sales. A lower interest-rate environment slowed fixed annuity sales momentum during the quarter.
Replicating its U.S. strategy, the company diversified its distribution base as competition increased during the quarter. As a result, the company maintained its leadership in assets under management with a 31 percent share in the variable annuity market. As of June 30, 2005, total annuity assets under management in Japan were 2.2 trillion yen or $19.7 billion, 117 percent higher than a year ago. Net flows were positive at 275 billion yen or $2.6 billion.
FIRST HALF OF 2005 RESULTS
The Hartford reported net income for the first six months of 2005 of approximately $1.3 billion or $4.19 per diluted share, from $1 billion or $3.38 per diluted share in the first six months of 2004.
2005 GUIDANCE
Based on current information, The Hartford expects 2005 operating income per diluted share to be between $7.55 and $7.85. The company’s previous guidance was between $7.40 and $7.70. This guidance excludes realized capital gains or losses and any other unusual or unpredictable benefits or charges that might occur during the balance of 2005. Historically, including during the first half of 2005, the company has experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance. Among other assumptions, the guidance for the remainder of 2005 assumes the following:
•	U.S. equity markets produce an annualized total return in the last six months of 2005 of 9 percent (7.2 percent stock price appreciation and 1.8 percent dividends). The stock price appreciation is from levels at June 30, 2005 (S&P 500 at 1191);
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The Hartford – Second Quarter 2005 Earnings / 7
•	The final resolution of the previously-disclosed market timing and directed brokerage investigations with an incurred expense of neither more nor less than $66 million after-tax (the company considers it likely that the ultimate cost of these matters will exceed or be below this amount, perhaps significantly);
•	High single-digit full-year written premium growth in business insurance (slightly lower than previous guidance) and mid-single-digit full-year written premium growth in personal lines (similar to previous guidance);
•	Deterioration in business insurance combined ratios (excluding catastrophes and prior year development) for the remainder of 2005, producing full-year combined ratios very close to 2004 levels (89.7);
•	Minor deterioration in personal lines combined ratios (excluding catastrophes and prior year development) for the remainder of 2005, producing full-year combined ratios very close to 2004 levels (88.2); and
•	Full-year combined ratios in specialty commercial (excluding catastrophes and prior year development) two to three points worse than 2004 results (88.2).
These estimates and assumptions are highly likely to change. The company’s actual experience in 2005 will almost certainly differ from many of the assumptions described above and the company’s expectations for these and a large number of other factors will probably change, leading us to revise our estimates over time. These factors include but are not limited to significant changes in estimated future earnings on investment products caused by changes in the equity markets, changes in our effective tax rate, up and down, that are difficult to anticipate or forecast, changes in loss-cost trends in the property-casualty businesses, costs arising from resolution of regulatory investigations, catastrophe losses at levels different from expectations and developments emerging as a result of changes in estimates arising from the company’s regular review of its prior-period loss reserves for all lines of insurance, including annual ground-up reviews of long-term latent casualty exposures, including environmental claims in the third quarter of 2005.
CONFERENCE CALL
The Hartford will discuss the results of the second quarter in a conference call on Friday, August 5, 2005, at 10:00 a.m. EDT. The call, along with a slide presentation, can be simultaneously accessed through the company’s Web site at www.thehartford.com/ir/index.html.
DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES
The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.
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The Hartford – Second Quarter 2005 Earnings / 8
The Hartford uses the non-GAAP financial measure operating income as an important measure of the company’s operating performance. Operating income is net income, before the after-tax effect of net realized capital gains and losses and the cumulative effect of accounting changes. The company believes operating income provides investors with a valuable measure of the performance of the company’s ongoing businesses because it excludes the effect of realized capital gains and losses, which tend to be highly variable from period to period and are primarily based on market conditions unrelated to the company’s insurance operations. Net income is the most directly comparable GAAP measure. A reconciliation of net income to operating income for the three and six months ended June 30, 2004 and 2005 is set forth in the operating results table. Operating income per share is calculated based on a non-GAAP financial measure. Net income per share is the most directly comparable GAAP measure. A reconciliation of net income per share to operating income per share for the three and six months ended June 30, 2004 and 2005 is set forth on page C-8 of The Hartford’s Investor Financial Supplement for the second quarter of 2005.
Written premiums is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s property-casualty operations. Because written premiums represents the amount of premium charged for policies issued during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property-casualty insurance products. Earned premiums, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premiums and earned premiums is attributable to the change in unearned premium reserves.
Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding. The Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items which typically fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of June 30, 2004 and 2005 is set forth in the operating results table.
The 2005 earnings guidance presented in this release is based on the financial measure operating income. Net income is the most directly comparable GAAP measure. A quantitative reconciliation of The Hartford’s net income to operating income is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.
More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the second quarter of 2005, which is available on the company’s Web site, www.thehartford.com.
The Hartford is one of the nation’s largest financial services and insurance companies, with 2004 revenues of $22.7 billion. As of June 30, 2005, The Hartford had total assets of $268.4
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The Hartford – Second Quarter 2005 Earnings / 9
billion and stockholders’ equity of $15.6 billion. The company is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property-casualty insurance. The Hartford’s Internet address is www.thehartford.com.
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The Hartford – Second Quarter 2005 Earnings / 10

	Three Months Ended			Six Months Ended
OPERATING RESULTS BY SEGMENT (in millions except per share data)	June 30,			June 30,
Life	2004	2005	Change	2004	2005	Change
Individual Annuity	$112	$141	26%	$224	$275	23%
Other Retail [1]	14	(6)	NM	29	12	(59%)

Total Retail Products Group	126	135	7%	253	287	13%
Institutional Solutions Group	28	32	14%	57	72	26%
Individual Life	37	39	5%	71	78	10%
Group Benefits	48	64	33%	95	123	29%
Other [2]	14	17	21%	33	(35)	NM

Total Life operating income [3]	253	287	13%	509	525	3%

Property & Casualty
Ongoing Operations Underwriting Results
Business Insurance	97	141	45%	322	259	(20%)
Personal Lines	75	188	151%	181	315	74%
Specialty Commercial	29	5	(83%)	(81)	45	NM

Total Ongoing Operations underwriting results	201	334	66%	422	619	47%
Other Operations underwriting results [4]	(214)	(110)	49%	(279)	(138)	51%

Total Property & Casualty underwriting results	(13)	224	NM	143	481	NM
Net investment income	295	328	11%	606	665	10%
Periodic net coupon settlements on non-qualifying derivatives, before-tax	3	—	(100%)	7	—	(100%)
Net servicing and other income	21	15	(29%)	30	28	(7%)
Other expenses	(60)	(39)	35%	(128)	(99)	23%
Income tax expense	(58)	(159)	(174%)	(173)	(320)	(85%)

Total Property & Casualty operating income [3]	188	369	96%	485	755	56%

Interest and Other Corporate	(38)	(43)	(13%)	(90)	(84)	7%

Operating income [3]	403	613	52%	904	1,196	32%
Add: Net realized capital gains (losses), after-tax	30	(11)	NM	120	72	(40%)
Add: Cumulative effect of accounting changes, after-tax	—	—	—	(23)	—	100%

Net income	$433	$602	39%	$1,001	$1,268	27%

PER SHARE DATA
Diluted earnings per share
Operating income [3]	$1.35	$2.02	50%	$3.05	$3.95	30%
Net income	$1.46	$1.98	36%	$3.38	$4.19	24%
Book value per share
Book value per share (excluding AOCI)				$40.26	$47.44	18%
Per share impact of AOCI				$1.63	$4.75	191%
Book value per share (including AOCI)				$41.89	$52.19	25%

[1]	Included in the three and six months ended June 30, 2005 is an expense of $24, after-tax, which is an estimate of the termination value of a provision of an agreement with a distribution partner of the Company’s mutual funds.

[2]	Included in the six months ended June 30, 2005 is a charge of $66 to establish a reserve for investigations related to market timing by the SEC and the New York Attorney General’s Office and directed brokerage by the SEC.

[3]	For the three and six months ended June 30, 2004, operating income includes the effect of periodic net coupon settlements on non-qualifying-derivatives, after-tax.

[4]	The three months ended June 30, 2005 includes assumed casualty reinsurance reserve strengthening of $73. The six months ended June 30, 2004 includes a net reserve release of $97 related to September 11th and an increase of $130 for assumed casualty reinsurance reserves. The three and six months ended June 30, 2004 includes a provision of $181 associated with the evaluation of the reinsurance recoverable asset.
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The Hartford – Second Quarter 2005 Earnings / 11
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about our future results of operations. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.
These important risks and uncertainties include the difficulty in predicting the company’s potential exposure for asbestos and environmental claims and related litigation; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; changes in the stock markets, interest rates or other financial markets, including the potential effect on the company’s statutory capital levels; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the difficulty in predicting the company’s potential exposure arising out of regulatory proceedings or private claims relating to incentive compensation or payments made to brokers or other producers and alleged anti-competitive conduct; the uncertain effect on the company of regulatory and market-driven changes in practices relating to the payment of incentive compensation to brokers and other producers, including changes that have been announced and those which may occur in the future; the possibility of more unfavorable loss experience than anticipated; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments, including the possibility that the Terrorism Risk Insurance Act of 2002 is not extended beyond 2005; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the effect of assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements; a downgrade in the company’s claims-paying, financial strength or credit ratings; the ability of the company’s subsidiaries to pay dividends to the company; and others discussed in our Quarterly Reports on Form 10-Q, our 2004 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.
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